SEC FILE NO. 33-70453

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             LONE WOLF ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                               Colorado 73-1550360
                  (State or other jurisdiction of (IRS Employer
               Incorporation or Organization) Identification No.)

                      2400 Northwest 30th Street, Suite 624
                             Oklahoma City, OK 73112
              (Address of Principal Executive Offices and Zip Code)

                              Consulting Agreements
                            (Full title of the Plan)

                                   Marc Newman
                      2400 Northwest 30th Street, Suite 624
                             Oklahoma City, OK 73112
                     (Name and address of Agent for Service)

                                  405-946-5972
          (Telephone number, including area code, of Agent for Service)

                         Calculation of Registration Fee
 ------------------------------------------------------------------------------
               Title of securities Amount to be Proposed Proposed
              to be registered registered maximum offering maximum
                   price per unit aggregate offering Amount of
                             price Registration fee
-------------------------------------------------------------------------------
          Common Stock 500,000(1) At the market(2) $147,500 (3) $43.51

 ------------------------------------------------------------------------------
(1) In addition to the shares previously included in the Registration Statement
(2) The common stock of Lone Wolf Energy, Inc. is traded on the OTC Bulletin Board under the


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symbol "LWEI". The closing bid was $.28 per share and the closing asked was $.31 per share on April 28, 1999 . The calculation of the registration fee is based upon Rule 457 (l) where $295 times 500,000 times $.295 (the average between the bid and asked) = $43,512,500 divided by $1,000,000 equals $43.51. (3) This is in addition to the fee previously paid on the 6,710,000 shares previously registered. The Registrant has previously paid a registration fee on the 6,710,000 shares included in the Registrant Statement..


                                     PART I.

Item 1.  Plan Information.

         (a) The registrant and each person listed below hereby registers 7,210,000 shares in the aggregate of the common stock of Lone Wolf Energy, Inc. ("Lone Wolf") which has been issued to bona fide consultants and advisors to the registrant who received their shares for bona fide services rendered pursuant to individual consulting agreements between the registrant and each individual consultant and advisor. None of the services rendered by the consultants and advisors consisted of services rendered in connection with fund raising activities. Each person listed above received the listed shares in exchange for services rendered on behalf of Lone Wolf, after having been provided full disclosure concerning the status of Lone Wolf. The consulting agreements entered into and the shares issued in exchange for services rendered are not subject to ERISA. The address and telephone number pursuant to which each person listed above may use to obtain more information concerning that person's individual consulting agreement is Lone Wolf Energy, Inc., 2400 Northwest 30th Street, Suite 624, Oklahoma City, OK 73112, 405-946-5972. Each individual consultant and advisor has been provided a copy of the executed consulting agreement pertain to that person the offer or sale of securities in a capital fund-raising transaction, as specified in General Instruction A (a).

         (b) The following persons are registering shares of common stock of Lone Wolf, each of whom intends to offer and sell the number of shares listed below:

                                                                Number of Shares
Name                                                                  Registered
--------------------------------------------------------------------------------
Gifford M. Mabie ...............................................         521,700
Rhonda Vincent .................................................         373,500
Frederick K. Slicker ...........................................         354,800
Amy Renteria ...................................................       1,080,000
Doug Newman ....................................................       1,040,000
Joyce Boyer ....................................................         850,000
Pearle Wray ....................................................       1,040,000
Marc Newman ....................................................       1,000,000
Brandon & Christian Newman .....................................         400,000
Chuck Richardson ...............................................          50,000
Dean Guise .....................................................         500,000
----------------------------------------------------------------       ---------
                                            Total ..............       7,210,000
                                                                      ==========

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         (c) While other persons may agree to exchange services for common stock of Lone Wolf in the future, no such persons have been identified to date, and no other person has expressed a desire to do so.

         (d) The shares listed above have been issued to each individual listed above. There are no vesting periods or restrictions on the sale of these shares, except as imposed by law. Each share was purchased at the then existing fair market value, ranging from $.025 per share to $.10 per share. No reports are anticipated to be given to the persons listed above, except reports that are provided to other shareholders and in accordance with proxy and other rules applicable to the shareholders of Lone Wolf generally, as required by applicable corporate and other law. The shares listed above were purchased directly from Lone Wolf and not in or through market mechanisms.

         (e) There are no resale restrictions applicable to the shares, since at the date hereof, Lone Wolf is eligible to use Form S-3 in accordance with General Instruction B.2.(a).

         (f) The shares were purchased at the fair market value of the shares at the time of purchased. That price is the consultant's tax basis for the shares. There is no tax due thereafter until the shares are sold. Income tax will be attributed to each consultant at that consultant's individual tax rate on the difference between the resale price and that consultant's tax basis less the costs attributed to the sale thereof.

         (g) The consultants paid the fair market value for the shares in services to Lone Wolf. Lone Wolf determines in its sole discretion when, why and how the funds it received is to be spent.
Since the shares were issued for services rendered, Lone Wolf effectively determined how to use the proceeds by paying its obligation to the consultant. No consultant has any discretion over or any rights to funds received in the issuance of shares to it or others, except to the extent shareholders have such control.

         (h) The shares belong to the consultant until the consultant disposes of them in its sole discretion.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Lone Wolf agrees to provide a copy of all documents incorporated by reference pursuant to Item 3 of Part II to each person listed above without charge. Those documents are incorporated by reference herein for all purposes. In addition, Lone Wolf agrees to provide to each such person without charge all other documents required to be provide to them pursuant SEC Rule 428 (b). These documents may be obtained from Marc Newman, President, Lone Wolf Energy, Inc., 2400 Northwest 30th Street, Suite 624, Oklahoma City, OK 73112.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

         All documents subsequently filed by Lone Wolf pursuant to Sections 13(a), 13(c), 14 and 15


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of the Securities Exchange Act of 1934 prior to the filing of any post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement form the date of filing of such documents.

Item 4.  Description of Securities.

         The securities offered hereby are common stock of Lone Wolf Energy, Inc. Each share has one vote on all matters coming before the shareholders for action. There are no preemptive rights or cumulative voting for directors. Each share participates equally with each other share on liquidation, after the payment of all outstanding liabilities.

Item 5.  Interests of Named Experts and Counsel.

         There are no experts having an interest in the shares offered hereby. Frederick K. Slicker is acting as special counsel to Lone Wolf in connection with the filing of this registration statement. Mr. Slicker owns 354,800 shares of common stock register hereby. Such shares were issued for services rendered in the past on be half of Lone Wolf in lieu of the payment of counsel fees and expenses in cash. The interest of Mr. Slicker is not contingent or subject to any conditions.

Item 6.  Indemnification of Directors and Officers.

         The corporate charter, the bylaws and individual indemnification agreements with the directors and officers of Lone Wolf provide for mandatory indemnification in of such persons for fees and expenses incurred and judgments rendered as a result of performing services for Lone Wolf where such services were provided in good faith and where the officer or director acted without knowing that the conduct was taken in good faith with no reason to believe that it was not permitted by law and discretionary indemnification in other circumstance not involving intentional misconduct.

Item 7.  Exemption from Registration.

         The shares issued above were issued in exchange for services rendered in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended.

Item 8.  Exhibits.

         (4)      See Item 4 above.

         (5) An opinion of counsel as to the legality of the securities being registered

         (15)     Letter re unaudited financial information-previously filed

         (23)     Consent of experts and counsel



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         (24) Power of attorney- Not applicable.

         The registrant undertakes that it will submit the consulting agreements to the IRS in a timely manner and has make or will make all changes required by the IRS in order to qualify under the plan. The registrant believes that neither ERISA nor IRS qualification is applicable to the consulting agreements and the issuance of shares with respect thereto.



Item 9.  Undertakings.

         The registrant hereby covenants and undertakes, pursuant to SEC Rule 512, to:

         (a)      Rule 415 offering.

                  (1)      File,  during any period in which offers or sales are
                           being  made,  a  post-effective   amendment  to  this
                           registration statement; and

                  (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933; and

                  (ii) Reflect in the prospectus any facts or events arising after the effective date which individually or in the aggregate represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement; and

                  (2) That for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registrations statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold which remain unsold at the termination of the offering; and

                  (4) Not applicable since the registrant is not a foreign issuer.

         (b)       Rule 512 (b)

                            The  undersigned   registrant  hereby  undertakes
that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where

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applicable,  each filing of an employee benefit plan's annual report pursuant to section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                  (h)      Rule 512 (h).

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel in the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question where such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication os such issue.

                                           [Signatures on the next page]




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                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereundo duly authorized , in the City of Oklahoma City, State of Oklahoma, on May 6, 1999.

                                           Lone Wolf Energy, Inc.

                                           By     /s/Marc Newman
                                           ------------------------------------
                                           Marc Newman, President and
                                           Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has bee signed by the following persons in the capacities and on the date indicated:

         Director                                             Date

         /S/ Marc Newman                               May 6, 1999
         ---------------------------
         Marc Newman, Director

         /S/ Doug Newman
         ---------------------------
         Doug Newman, Director                         May 6, 1999





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